Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 30, 2021 with respect to the consolidated financial statements of Astra Space Operations, Inc. (formerly Astra Space, Inc.) included in Astra Space, Inc.’s Registration Statement on Form S-1 (File No. 333-257930), as amended, originally filed with the SEC on July 15, 2021, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

Phoenix, Arizona

September 10, 2021